Exhibit 10.2

AGREEMENT FOR A NON-RENEWABLE LOAN

No. WAR/3010/05/200/CB

On 23 June 2005an Agreement was concluded between:

Fortis Bank Polska SA with head offices in Warsaw, on ul. Postepu 15, registered in the Warsaw Regional Court, XX Commercial Department of the National Court Register under KRS number 6421, later called “Bank”, represented by:

1.	Magdalena Mucha – Proxy

2.	Romana Grusa – Proxy

and

“Carey Agri International Poland Sp. z o.o.” with head offices in Warsaw, 02-690 Warsaw, ul. Bokserska 66A, registered in the Warsaw Regional Court, XX Commercial Department of the National Court Register under KRS number 51098, later called Borrower, represented by:

1.	William V. Carey

Of the contents defined below and the “Loan and collateral transaction Regulations of Fortis Bank Polska SA” /translated title/ in the wording established by resolution no. 35 of the Fortis Bank Polska SA Management Board of 19 May 2004 (“Regulations”):

1.	Loan sum: zl 50.000.000,- (in words: fifty million zloty).

2.	Loan term: until 30 July 2005.

3.	Loan designation: financing current activity of the Borrower.

4.	Interest on the loan is variable and comprise: the variable base percentage rate comprising WIBOR for 1 month deposits increased by: 1 (in words: one percentage point).

5.	The loan granting charge: not applicable

6.	Charge on unused loan sum: not applicable

7.	Charge on overdue loan repayment: not applicable

8.	Tranche: not applicable

9.	Grace period in loan repayment: not applicable

10.	Number of monthly repayment installments: the loan shall be repaid in a lump sum on the last date of the loan term.

11.	Bank account to which amounts due should be paid: 86 1600 1068 0003 0102 0115 2001.

12.	Collateral for amounts due: not applicable

13.	Additional provisions of the Agreement:

a)	the first initiation of the loan sum shall take place once and without a separate order of the Borrower, upon the signing of this Agreement, to the current account of the Borrower maintained at Fortis Bank Polska SA,

b)	the Borrower commits itself to provide the Bank the following documents:

•	financial report F-01- every quarter,

•	the balance sheet and income statement – at the end of the fiscal year

14.	The Borrower states that it has received the Regulations, reviewed their contents and confirms the authorizations (powers of attorney) contained therein for the Bank and states that all statements and assurances or references thereto contained therein are true, complete and accurate on the date of signing the agreement as well as any day in which it submits an order to initiate the loan.

15.	The Regulations comprise an integral part of the Agreement. To notions not defined in the Agreement the definitions contained in the Regulations shall apply. In the event of a discrepancy between the Agreement and the Regulations, the provisions of the Agreement are binding.

16.	The Court of relevant jurisdiction for the head offices of the Bank shall resolve any disputes concerning the Agreement.

17.	The Borrower declares that in the scope of amounts due resulting from the Agreement and the Regulations it submits to enforcement by the procedure of art. 97 of Bank law to the indebtedness sum of zl 75.000.000,- (in words: seventy five million zloty). The Bank may petition for the granting of an enforcement clause to the bank enforcement title until 30 July 2008.

18.	The Agreement was drafted in two identical copies, one each for the Borrower and Bank.

The Borrower consents to the conveyance by the Bank to its stockholder Fortis Bank with head offices in Brussels and Fortis Lease Polska Sp. z o.o. with head offices in Warsaw and Fortis Securities Polska SA with head offices in Warsaw as well as other subjects of the Fortis Group, information concerning the loan and the Borrower obtained during negotiation and associated with conclusion of the Agreement as well as its realization, the Bank is authorized to convey the above referenced information both during the validity of the Agreement and after its expiration.

The Bank informs the Borrower of the possibility to convey information concerning the loan to the Interbank Commercial Information system – Bank Register (MIG-BR), whose data administrator is the Polish Banking Association and the possibility to making data collected in the MIG-BR system to offices of commercial information, acting on the basis of the legal act of 14 February 2003 on granting commercial information (Dz. U. no. 50 pos. 424 with amendments) based on requests by these offices and in the scope defined therein.

*) information on subjects of the Fortis Group are available at www.fortisbank.com.pl

/Stamp and signatures for the Bank

Company stamp and signatures of persons authorized to incur asset liabilities in the name of the Borrower

The Borrower signed in my presence.

Senior Client Advisor

First and last name of Bank employee	Signature of Bank employee

Warsaw, 24 June 2005

Fortis Bank Polska SA

Ul. Postepu 15

02-676 Warsaw

Despite the provision in Loan Agreement no. WAR/3010/05/200/CB section 13 point a), I would like initiation of the loan referred to in the aforementioned agreement to take place upon my separate written request.

William V. Carey

Carey Agri International Sp. z o.o.